Exhibit 4.19

Loan Agreement

This “Loan Agreement” (hereinafter referred to as “this Agreement”) is entered into and effective as of January 4th, 2022, by and between the following parties in Wuxi City, Jiangsu Province, the People's Republic of China (hereinafter referred to as “China,” for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan Region):

Party A (Lender): Fujian Xinqiao Ocean Fishery Group

Registered Address: 26th Floor, Office 04, Minqiao Building, No. 118, Wusi Road, Gudong Street, Gulou District, Fuzhou City.

Party B (Borrower): Wuxi Kingway Technology Co., Ltd.

Registered Address: Room 0403, Building 1, No. 311 Yanxin Road, Huishan Economic Development Zone, Wuxi.

Each referred to individually as “Party” and collectively as “Parties.”

On the basis of equality and voluntariness, and in accordance with relevant laws and regulations, Party A and Party B have reached the following agreement regarding the loan matters, for the purpose of mutual compliance:

Article 1: Loan Amount and Purpose

Party A shall provide a loan of Nine Hundred Forty-One Million Two Hundred Ten Thousand Four Hundred Ten Yuan and Seventy Cents (¥94,012,410.70) to Party B (hereinafter referred to as the “Loan”), for the establishment of a marine food vocational training school, which includes training of offshore fishery seafarers, nearshore aquaculture, water product supply chain management, water product branding, hotel and catering management, and other professional talent development.

Article 2: Loan Term and Payment

1.The loan term under this Agreement is six (6) years, from January 4th, 2021, to January 3rd, 2027 (hereinafter referred to as the “Maturity Date”).

2.Within [] days from the date of signing this Agreement, Party A shall make the loan payment to Party B’s designated bank account as follows:

Account Name: Wuxi Kingway Technology Co., Ltd.

Bank Name:

Account Number:

Article 3: Loan Interest Rate and Payment Date

1.Interest Rate and Payment Date: The interest rate for the loan under this Agreement is 6% per annum. During the loan term, Party B shall pay the loan interest to Party A's designated bank account on December 30th of each year (hereinafter referred to as the “Interest Payment Date”).

Account Name: Fujian Xinqiao Ocean Fishery Group

Bank Name:

Account Number:

2.The first Interest Payment Date shall be December 30th, 2022. The loan interest is calculated based on a 365-day year and the actual days of use by Party B. In the event that Party B repays a portion of the loan in advance, interest on that portion of the loan shall cease to accrue from the date of repayment.

3.For clarity, if the Interest Payment Date falls on a non-business day, it shall be postponed to the next business day of the same month (if any), or if there is no next business day in that month, it shall be advanced to the previous business day. The Borrower shall make the relevant interest payment on or before the Interest Payment Date.

Article 4: Repayment

1.Party B shall repay the entire principal amount of the loan to Party A on the Maturity Date. Unless otherwise agreed between the Parties, the repayment of the loan principal shall also be made to the above-mentioned bank account designated by Party A.

2.Early Repayment: Party B may make full or partial prepayments of the outstanding loan before the Maturity Date, without the need to pay a premium, fines, penalty interest, default penalties, and/or other fees.

Article 5: Costs and Expenses

Each Party shall bear the respective costs and expenses related to the terms of this Agreement and the transactions contemplated hereunder.

Article 6: Representations and Warranties

I. Representations and Warranties by Party A:

(1)Party A represents that it is a legal entity registered and validly existing under the laws of China, with full legal rights over its assets and the authority to conduct its business operations.

(2)Party A has obtained the necessary consents, approvals, and authorizations for the execution and performance of this Agreement, and has the legal rights, powers, and authority to execute and fulfill the obligations stipulated in this Agreement.

(3)Party A shall ensure that the source of the loan provided under this Agreement is legal and shall timely provide the loan to Party B as stipulated in this Agreement.

II. Representations and Warranties by Party B:

(1)Party B represents that it is a legal entity registered and validly existing under the laws of China, with full legal rights over its assets and the authority to conduct its business operations.

(2)Party B has obtained the necessary consents, approvals, and authorizations for the execution and performance of this Agreement, and has the legal rights, powers, and authority to execute and fulfill the obligations stipulated in this Agreement.

(3)Party B shall use the loan under this Agreement for the agreed-upon purpose.

(4)Party B shall pay the interest on the loan under this Agreement in a timely manner.

Article 7: Confidentiality

1.The term "Confidential Information" in this Agreement refers to technical, financial, commercial, or any other information owned by either Party and its affiliated companies, which is considered confidential by that Party, including the terms and conditions of this Agreement and any other legal documents (collectively referred to as "Legal Documents") signed by both Parties. This information is not publicly known, can bring economic benefits, has practical value, and has been protected. Its disclosure may cause losses to both Parties.

2.Both Parties agree that the Party receiving Confidential Information under this Agreement has the right to disclose such Confidential Information to its directors, senior management, employees, agents, contractors, suppliers, auditors, accountants, or legal advisors (collectively referred to as "Representatives") of that Party and its affiliated companies. However, the receiving Party shall ensure that its Representatives comply with the confidentiality obligations under this Agreement and shall be responsible for any breach of confidentiality obligations by its Representatives.

3.Both Parties agree that, except as required by applicable laws and regulations, government agencies, regulatory authorities, judicial bodies, arbitration institutions, stock exchanges, or other relevant regulatory authorities, without the prior written consent of the providing Party, neither Party shall disclose the other Party's Confidential Information to any third party, for any reason or purpose, or use the Confidential Information for purposes other than the purpose of this Agreement, including but not limited to competing with the other Party and/or obtaining other benefits. In the event of a required disclosure as described above, a Party shall consult with the other Party within a reasonable time before making any such disclosure or filling, and shall make efforts to keep such partial demand confidential if possible.

4.If a Party fails to fulfill its confidentiality obligations as described in this Article, breaches its confidentiality obligations, or utilizes Confidential Information for profit, and such actions result in losses to the other Party, the responsible Party shall be liable for compensation, including but not limited to claims, expenses, penalties imposed by courts or arbitration tribunals, or any other regulatory authorities, incurred by the other Party due to the breaching Party's actions.

5.The confidentiality obligations under this Agreement shall remain in effect during the term of this Agreement and for a period of three (3) years from the date of termination or termination of this

Agreement. The invalidity or unenforceability of any part of this Agreement shall not affect the validity of this confidentiality provision.

Article 8: Force Majeure

If either Party is unable to perform or fully perform this Agreement due to force majeure, that Party shall promptly notify the other Party of the reasons for such non-performance or inability to fully perform and shall take all necessary measures to prevent the expansion of losses. In this event, the Party affected by the force majeure event may, based on the extent of the impact of the force majeure event on the Party's performance of obligations under this Agreement, be partially or fully exempted from liability for breach, and both Parties may negotiate for an extension of performance, partial performance, or non-performance of this Agreement.

Article 9: Notices and Delivery

1.Notices shall be delivered by registered mail, postage, personal delivery, fax, or email. Any notice or document to be delivered shall be sent to the following contact information using the respective method. In the event of changes, written notice should be provided to the other Party in advance.

Party A: Fujian Xinqiao Ocean Fishery Group

Contact Address: Wusi Road, Gudong Street, Gulou District, Fuzhou City

Contact Person:

Contact Information:

Party B:

Wuxi Kingway Technology Co., Ltd.

Contact Address: Room 0403, Building 1, No. 311 Yanxin Road, Huishan Economic Development Zone, Wuxi

Contact Person: Chen Dawei

Contact Information:

2. Both Parties agree that the following timescales for notice or document delivery shall apply: If delivered by registered mail, the seventh (7th) business day after the date of mailing shall be deemed as the date of delivery; if delivered by postage, the seventh (7th) business day after the date of posting shall be deemed as the date of delivery; if delivered by personal delivery, the date of delivery upon receipt and signature shall be deemed as the date of delivery; if delivered by fax or electronic mail, the date of arrival in the specific system of the recipient shall be deemed as the date of delivery.

3.For the service of legal documents, both Parties further agree that the above service addresses shall also serve as the addresses for notice and delivery of legal documents.

Article 10: Default Liability

1.Regardless of any contrary provisions in this Agreement, if either Party breaches any representation, warranty, commitment, or agreement made under this Agreement and causes damage to the other Party, the breaching Party shall remedy the breach within thirty (30) days from the date of breach. If the breaching Party fails to rectify the breach in a manner satisfactory to the non-breaching Party within such thirty (30) days, and if such breach causes any direct loss, damage, expenses, liabilities, government charges, and expenditures (including but not limited to legal fees) to the other Party, the breaching Party shall provide compensation, defend against claims, and ensure that the non-breaching Party is not harmed.

2.In addition, in the event of a breach by one Party, the other Party shall have the right, within the scope permitted and capable of actual performance by applicable law and this Agreement, to request the breaching Party to continue performing this Agreement, or to modify or unilaterally terminate this Agreement.

Article 11: Applicable Law and Dispute Resolution

1.This Agreement shall be governed by Chinese law and interpreted in accordance therewith.

2.Any disputes or controversies arising from this Agreement shall be submitted to the Shanghai International Arbitration Center for arbitration in accordance with its then-effective arbitration rules. The place of arbitration shall be Shanghai. The arbitration shall be conducted in Chinese. The arbitral tribunal shall consist of one (1) arbitrator. The arbitral award shall be final and binding on both Parties. Both Parties shall make their best efforts to ensure the timely execution of any such arbitration award and provide any necessary assistance. Except as otherwise decided by the arbitral tribunal, the arbitration fees, attorney's fees, and other costs related to arbitration shall be borne by the losing Party.

Article 12: Miscellaneous

1. Assignment: Without the prior written consent of the other Party, neither Party may assign any rights, interests, or obligations under this Agreement to a third party.

2. Waiver: The failure or delay by either Party to exercise any right or remedy for breach shall not be construed as a waiver. The exercise of one or some rights or remedies by a Party shall not be deemed a waiver of other rights or remedies. The rights and remedies of both Parties under this Agreement are cumulative and do not preclude other rights or remedies that they may be entitled to under applicable laws and regulations.

3. Severability: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions.

4.Titles: The titles of this Agreement are for reference purposes only and shall not be used as the basis for interpreting the contents of this Agreement.

5. Further Matters: If there are any matters not covered by this Agreement, the Parties may mutually negotiate and enter into a written supplementary agreement. A supplementary agreement shall have the same legal effect as this Agreement. Attachments are an integral part of this Agreement and have the same legal effect as this Agreement.

6. This Agreement shall become effective after being signed and sealed by authorized representatives of both Parties. Two (2) copies shall be made, each Party holding one (1) copy, both having equal legal effect.

End of Document

(This page is the signature page for the Loan Agreement between Fujian Xinqiao Ocean Fishery Group and Wuxi Kingway Technology Co.,Ltd. and there is no text on this page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and location first above written.

Party A: Fujian Xinqiao Ocean Fishery Group (Seal)

Authorized Representative (Signature):

Party B: Wuxi Kingway Technology Co., Ltd. (Seal)

Authorized Representative (Signature):